Exhibit 99.1
                       PRESS RELEASE DATED APRIL 25, 2006



                  United Medicorp, Inc. Announces 2005 Earnings

Dallas, Texas -- United Medicorp, Inc. (OTC Bulletin Board ticker symbol UMCI.OB) announced today its earnings for the fourth quarter and year ended December 31, 2005.

Total revenue for the fourth quarter of 2005 was $634,411, down 22 percent compared with $810,088 for the fourth quarter of 2004. Net income for the fourth quarter of 2005 was $4,589 compared to net income of $12,406 in the fourth quarter of 2004. Net income per share for the fourth quarter of 2005 was $0.0002, compared to $0.0003 per share in the fourth quarter of 2004.

Total revenue in 2005 was $2,793,723, down 32 percent compared with $4,099,005 in 2004. Net loss in 2005 was ($101,635) compared to net income of $337,803 in 2004. Net loss per share for 2005 was ($0.0033), compared to net income per share of $0.0112 in 2004.

Pete Seaman, CEO, stated, "UMC management is very disappointed with the Company's performance in 2005. Due to increased competition in the markets for our traditional services, UMC will face another challenging year in 2006. UMC will continue to make investments in sales and marketing, and actively pursue entry into the debt purchasing market to position the Company to meet its growth objectives."

United Medicorp, Inc. provides extended business office services to healthcare providers nationwide.